THIS DOCUMENT IS A CONFIRMING COPY OF THE SCHEDULE 13G FILED
     ON FEBRUARY 14, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP
     EXEMPTION.


                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C 20549



                                     SCHEDULE 13G
                                    (Rule 13d-102)

                INFORMATION STATMENT PURSUANT TO RULES 13d-1 AND 13d-2
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (Amendment No.    )*
                                              ----



                             NETWORK EVENT THEATER, INC.
          ------------------------------------------------------------------
                                   (Name of Issuer)


                        COMMON STOCK, PAR VALUE $.01 PER SHARE
          ------------------------------------------------------------------
                            (Title of Class of Securities)


                                     640924-10-6
                         ------------------------------------
                                    (CUSIP Number)






               *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                             Page 1 of 5 pages

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          CUSIP No.  640924-10-6         13G              Page 2 of 5 Pages
          ----------------------                          -----------------

     -------------------------------------------------------------------------
       1  NAMES OF REPORTING PERSON
          S.S or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          CRESCENT INTERNATIONAL HOLDINGS INC.
          (I.R.S. IDENTIFICATION NO. 13-3799032)
     -------------------------------------------------------------------------
       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                 (a) [ ]
                                                                 (b) [ ]

     -------------------------------------------------------------------------
       3  SEC USE ONLY


     -------------------------------------------------------------------------
       4  CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

     -------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   563,060
       NUMBER  ---------------------------------------------------------------
         OF     6  SHARED VOTING POWER
       SHARES
       BENEFI-     0
       CIALLY  --------------------------------------------------------------
      OWNED BY  7  SOLE DISPOSITIVE POWER
        EACH
       PERSON      563,060
        WITH   --------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
     ------------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          563,060

    -------------------------------------------------------------------------
      10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)


    -------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.5%

    -------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON (See Instructions)

          CO

    -------------------------------------------------------------------------

                             Page 2 of 5 pages

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          CUSIP NO.  640924-10-6        13G          PAGE  3  OF  5  PAGES
                   -------------                          ---    ---
          ----------------------                     ---------------------


          ITEM 1. NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                       (a)  Network Event Theater, Inc.

                       (b)  60 Madison Avenue
                            New York, New York 10010

          ITEM 2.      NAME  OF   PERSON  FILING,   ADDRESS  OF   PRINCIPAL
                       BUSINESS OFFICE, CITIZENSHIP, TITLE OF CLASS OF SECURITIES, AND CUSIP NUMBER:

                       (a)  Crescent International Holdings Inc.

                       (b)  2200 Hunter Brook Road
                            Yorktown Heights, New York 10598

                       (c)  United States of America

                       (d)  Common Stock, par value $.01 per share

                       (e)  640924-10-6

          ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                       Not Applicable

          ITEM 4.      OWNERSHIP

                       (a)  Amount beneficially owned:  563,060

                       (b)  Percent of class:  6.5%

                       (c)  Number of shares as to which such person has:

                            (i) Sole power to vote or to direct the vote: 563,060 shares
                            (ii) Shared power to vote or to direct the vote: 0 shares
                            (iii)  Sole power to  dispose or to direct  the
                                   disposition of:  563,060 shares
                            (iv)   Shared power to dispose or to direct the
                                   disposition of:  0 shares

                             Page 3 of 5 pages

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          CUSIP NO.  640924-10-6           13G           PAGE  4  of  5  PAGES
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          ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                       Not Applicable

          ITEM 6.      OWNERSHIP OF  MORE THAN  FIVE PERCENT  ON BEHALF  OF
                       ANOTHER PERSON

                       Not Applicable

          ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                       Not Applicable

          ITEM 8.      IDENTIFICATION AND  CLASSIFICATION OF MEMBERS OF THE
                       GROUP

                       Not Applicable

          ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

                       Not Applicable

          ITEM 10.     CERTIFICATION

                       Not Applicable


                             Page 4 of 5 pages

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         CUSIP NO.  640924-10-6         13G           PAGE  5  of  5  PAGES
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                                      SIGNATURE



                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                            February 14, 1997
                            -------------------------------
                                      Date

                            CRESCENT INTERNATIONAL HOLDINGS INC.


                             By: /s/ Bradley P. Rolston
                                -----------------------------
                                        Signature

                             Bradley P. Rolston, Vice President and Secretary
                             ------------------------------------------------
                                          Name/Title